                                                                    EXHIBIT 12.1

                           THE DETROIT EDISON COMPANY
                COMPUTATION OF RATIO OF EARNINGS TO FIXED CHARGES


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
                                      Six Months
                                        Ended
                                       June 30                Year Ended December 31
                                        2002       2001       2000       1999       1998       1997
                                       ------     ------     ------     ------     ------     ------
                                                      (Millions, except for ratio)
EARNINGS:
  Pretax earnings                      $  251     $  320     $  586     $  645     $  678     $  705
  Fixed charges                           164        314        311        322        311        316
                                       ------     ------     ------     ------     ------     ------
NET EARNINGS                              415        634        897        967        989      1,021
                                       ------     ------     ------     ------     ------     ------


FIXED CHARGES:
    Interest expense                      161        306        277        288        277        282
    Interest factor of rents                3          8         34         34         34         34
                                       ------     ------     ------     ------     ------     ------
        Total fixed charges            $  164     $  314     $  311     $  322     $  311     $  316
                                       ------     ------     ------     ------     ------     ------

Ratio of earnings to fixed charges       2.53       2.02       2.88       3.00       3.18       3.23
                                       ======     ======     ======     ======     ======     ======

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